Exhibit 10.18
FIRST AMENDMENT TO THE
CDW CORPORATION COMPENSATION PROTECTION PLAN
(as amended and restated effective January 1, 2009)

WHEREAS, CDW LLC, an Illinois limited liability corporation (the “Company”), has heretofore adopted and maintains the CDW Corporation Compensation Protection Plan (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to give the Committee the authority to delegate some or all of its power and authority under the Plan with respect to Participants who are not executive officers of the Company to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate (capitalized terms used but not otherwise defined herein having the meanings given to such terms in the Plan).
NOW, THEREFORE, pursuant to the power of amendment contained in Section 6(a) of the Plan, the Plan is hereby amended, effective on the 180th day after notice of such amendment is given by the Company to participants, as follows:
1.Section 4 of the Plan is amended to add the following subsection (d) at the end thereof:
(d)        The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to Participants who are executive officers of the Company. To the extent that such power and authority is delegated to the Chief Executive Officer or such other executive officer, all actions to be taken or determinations to be made by the Committee in its sole discretion may instead be taken or made by the Chief Executive Officer or such other executive officer.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 3rd day of January, 2012.
CDW LLC

By:     /s/ Thomas E. Richards
Name: Thomas E. Richards
Title: President and Chief Executive Officer